Exhibit 99.1

Rex Energy Corporation Names CEO

STATE COLLEGE, Pa., Nov 1, 2010 (GLOBE NEWSWIRE) – Rex Energy Corporation (“Rex Energy”) (Nasdaq: REXX) is pleased to announce the appointment of Daniel J. Churay as its President and Chief Executive Officer.

Lance Shaner, Chairman of the Board and Interim Chief Executive Officer of Rex Energy, commented, “We are extremely pleased to welcome Dan to his new role with Rex Energy. Dan’s 20 years of experience dealing with the oil and gas industry, his capital markets knowledge and the leadership positions he has held with Fortune 500 companies will be of great benefit to the continuing development of Rex Energy.”

Mr. Churay stated, “In this new role, I am looking forward to working directly with the company’s experienced operational management team to grow and develop its core oil and gas assets in each of our three basins.”

Mr. Churay has served as a director of the company since 2007, including as Chairman of the Compensation Committee. He has also served on the Audit and Governance Committees of the Board. He will remain a member of the board.

Mr. Churay began his career with Fulbright & Jaworski LLP advising clients in the oil and gas industry. During his seven year tenure, he represented various exploration and production, oilfield service, natural gas and oil products transportation companies with their M&A activities and securities offerings. In addition, Mr. Churay also represented various investment banks in the energy industry with various securities offerings. He then served as Deputy General Counsel and Assistant Secretary of Baker Hughes Incorporated. During his eight year tenure at Baker Hughes, among other matters, Mr. Churay advised the company on its M&A and capital raising activities and was the lead counsel on the formation of WesternGeco. He served as an acting general counsel and secretary during a year-long CEO transition at Baker Hughes and managed the legal affairs of Baker Hughes Solutions, an oil and gas subsidiary.

For the past eight years, Mr. Churay has served as Executive Vice President, General Counsel and Secretary of YRC Worldwide Inc., a Fortune 500 transportation and logistics company. He has also been a director of JHJ International Transportation Co., Ltd. and Shanghai Jiayu Logistics Ltd., two Shanghai based logistics companies.

Mr. Churay earned his B.A. in Economics from the University of Texas in 1985 and his J.D. from the University of Houston in 1989. He will spend the next 30 days transitioning out of his current position and meeting with employees, investors and other Rex Energy stakeholders. He will begin his full-time service with Rex Energy on December 1, 2010.

About Rex Energy Corporation

Rex Energy is an independent oil and gas company operating in the Illinois, Appalachian and Denver-Julesburg Basins in the United States. The company has pursued a balanced growth strategy of exploiting its sizable inventory of lower risk developmental drilling locations, pursuing its higher potential exploration drilling prospects and actively seeking to acquire complementary oil and natural gas properties.

Forward-Looking Statements

Except for historical information, statements made in this release about the proposed offering are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, uncertainties regarding economic conditions in the United States and globally; domestic and global demand for oil and natural gas; volatility in the prices the company receives for oil and natural gas; the effects of government regulation, permitting and other legal requirements; the quality of the company’s properties with regard to, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of the company’s oil and natural gas reserves; the company’s ability to increase production and oil and natural gas income through exploration and development; the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in the company’s drilling plans and related budgets; the adequacy of capital resources and liquidity including, but not limited to, access to additional borrowing capacity; and uncertainties associated with the company’s legal proceedings and their outcome. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

For more information, contact:

Julia Williams, Manager, Investor Relations

(814) 278-7130

jwilliams@rexenergycorp.com